Filed pursuant to Rules 424(b)(3) and 424(c)
                                                      Registration No. 333-36585



                               DONEGAL GROUP INC.

                           DIVIDEND REINVESTMENT PLAN

                              PROSPECTUS SUPPLEMENT
                     TO PROSPECTUS DATED SEPTEMBER 26, 1997


     Reference is made to the Prospectus dated September 26, 1997 of Donegal Group Inc. (The "Company") relating to 1,000,000 shares of the Common Stock offered under the Company's Dividend Reinvestment Plan (the "Plan"). On June 25, 1998, the Company effected a four-for-three split of its Common Stock in the form of a 33 1/3 stock dividend payable to stockholders of record on June 10, 1998. Immediately prior to the record date for the stock dividend 950,899 shares of the Company's Common Stock remained available for future issuance under the Plan. As a result of the stock dividend the number of shares of the Company's Common Stock available for future issuance under the Plan was increased by one share for each three shares reserved, thereby increasing the number of reserved shares to 1,267,865 shares of the Company's Common Stock.

     This Prospectus Supplement should be read in conjunction with the Company's Prospectus dated September 26, 1997.







     The date of this Prospectus Supplement is June 25, 1998.



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